Exhibit 10.1
Amendment to Coal Supply Agreements

This Amendment to the January 1, 2009, F. B. Culley and A. B. Brown Coal Supply Agreements between Vectren Fuels, Inc. (“Seller”) and Vectren Power Supply, Inc. (“Buyer”) (the “Supply Agreements”), has been entered into effective the 21 day of December, 2009, and evidences as follows:
WHEREAS, Buyer has requested that Seller provide terms for the deferral of certain contract deliveries scheduled to be made under the Supply Agreements in 2009 and 2010 in order to alleviate Buyer’s coal inventory management issues; and

WHEREAS, Seller and Buyer have negotiated terms for such a deferral;

NOW, THEREFORE, the parties agree to amend Sections 3.1 and 4.1 of the Supply Agreements as follows:

1.	Under Section 3.1 of each of the Supply Agreement, Buyer agreed to accept delivery from Seller of at least 85% of specified coal quantities in 2009 and 2010 at its Culley and Brown plants.

2.
Pursuant to this Amendment, Section 3.1 of the Supply Agreements is modified to reflect that Seller has agreed to defer 88,000 tons of coal deliveries in 2009 and 522,000 tons of coal deliveries in 2010, over and above Buyer’s option to reduce deliveries by 15% of the specified quantities in those years.

3.
Buyer shall control the amount and timing of such deferrals, as well as the identity of the plant (Culley and Brown) that will be deferring the delivery under the Supply Agreements, so long as the aggregate deferral amount does not exceed the tonnage set forth in paragraph 2 above.

4.
With respect to the 2009 and 2010 deferrals, such tonnage shall be subsequently supplied to Buyer in 2011 or 2012, based upon Buyer’s instructions.  Buyer will direct the delivery of such deferred tons to either Culley or Brown.  All deferred tons must be purchased from Seller no later then December 31, 2012.  Delivery of deferred tons in 2011 or 2012 does not count as part of the specified quantities to be purchased under the Supply Agreements in those contract years.

5.
With respect to the deferred tons, Section 4.1 of the Supply Agreements is modified so that tons deferred in 2009 shall be delivered in 2011 or 2012, regardless of plant delivery location, at an FOB mine price of $57.50/ton. Similarly, tons deferred in 2010 shall be delivered in 2011 or 2012 at an FOB mine price of $59.00/ton.

6.
In exchange for discounting the 2011 and 2012 Supply Agreement prices for the deferred coal. , Buyer agrees that to the extent it determines it requires incremental coal in 2012, 2013, or 2014, it will provide Seller a Right of First Refusal (“ROFR”) allowing Seller to match competing offers to sell coal of similar quality to Buyer.  This ROFR shall be applicable for up to 50% of incremental coal Buyer seeks to procure in those years.

7.	All deliveries of deferred tons shall comply with all Supply Agreement terms, and the Supply Agreements are not modified except as provided herein.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the effective date set forth above.

Vectren Fuels, Inc.

By /s/ Randy Back           ____________
Randy Beck

Vectren Power Supply

By /s/ Ronald Jochum         ____________
Ronald Jochum